UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

------------------------

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2004

NETWORTH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27842	54-1778587
(State or Other Jurisdiction of Incorporation)	(Commssion File Number)	(I.R.S. Employer Identification No.)

6499 NW 9th Avenue, Suite 304, Fort Lauderdale, Florida 33309

(Address of Principal Executive Office) (Zip Code)

(954) 670-2300

(Registrant's telephone number, including area code)

Colmena Corp.

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03 MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

On December 16, 2004, a 1:10 reverse stock split was effected on the stock of NetWorth Technologies, Inc., formerly Colmena Corp. The reverse split was unanimously approved by the Company's board of directors, in accordance with article XI of our articles of incorporation, as amended and filed with the State of Delaware on May 30, 2002.

Immediately before the reverse split, we had 1,000,000,000 shares of common stock authorized of which approximately 139,076,174 shares of common stock were outstanding. We also had 10,000,000 shares of series A convertible preferred stock of which 1,406,531 shares were outstanding.

Immediately after the reverse split, we had 100,000,000 authorized shares of common stock of which approximately 13,905,624 shares of common stock were outstanding. We also had 1,000,000 shares of series A Convertible preferred stock of which approximately 140,654 shares were outstanding. The number of shares for both the common and preferred stock is approximated pending the rounding up of fractional shares which occur in the calculation of the reverse split.

On October 7, 2004, our board of directors voted to change our corporate name to NetWorth Technologies, Inc. Our Articles of Incorporation have been amended for this change.

ITEM 8.01 OTHER EVENTS.

The Company, in association with our name change and reverse split, has been assigned a new CUSIP number, 164156A 10 6. Our stock trading symbol on the OTC Bulletin Board has also been changed to NWRT.

At the opening of business on December 16, 2004, the 1:10 reverse stock split of our common stock was effective with the NASD and the OTCBB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 20, 2004	NETWORTH TECHNOLOGIES, INC.
By: /s/ APRIL J. GREEN
April J. Green
Chief Financial Officer, Principal Financial Officer